Exhibit (d)(4)

1991 SONIC CORP. STOCK OPTION PLAN
(Amended January 14, 2010)

1.           Purpose.  The purposes of the Plan are to enable the Company to attract and retain the services of directors and key employees and to provide them with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in the Company.

2.           Definitions.

A.           As used in the Plan, the following definitions apply to the terms indicated below:

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of any of the following:

(a)           any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), an “Acquiring Person”) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act, a “Beneficial Owner”), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities;

(b)           an Acquiring Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s then outstanding securities and, during the two-year period commencing at the time such Acquiring Person becomes the Beneficial Owner of such securities, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof;

(c)           the Company’s stockholders approve an agreement to merge or consolidate the Company with another corporation (other than a corporation 50% or more of which is controlled by, or is under common control with, the Company) and, during the period commencing six months before such approval and ending two years after such approval, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof; and

(d)           during any two year period, individuals who at the date on which the period commences constitute a majority of the Board cease to constitute a majority thereof as a result of one or more contested elections for positions on such Board.

“Committee” means the committee appointed by the Board from time to time to administer the Plan pursuant to Section 4 hereof.

“Company” means Sonic Corp., a Delaware corporation.

“Fair Market Value” of a Share on a given day means, if Shares are listed on an established stock exchange or exchanges, the highest closing sales price of a Share as reported on such stock exchange or exchanges; or if not so reported, the average of the bid and asked prices, as reported on the National Association of Securities Dealers Automated Quotation System.  If the price of a Share shall not be so quoted, the Fair Market Value shall be determined by the Committee taking into account all relevant facts and circumstances.

“Incentive Stock Option” means an Option that qualifies as an incentive stock option within the meaning of Section 422A of the Code and which is identified as an Incentive Stock Option in the agreement by which it is evidenced.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Option” means a right to purchase Shares under the terms and conditions of the Plan as evidenced by an option certificate in such form not inconsistent with the Plan, as the Committee may adopt for general use or for specific cases from time to time.

“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option and which is identified as a Nonqualified Stock Option in the agreement by which it is evidenced.

“Participant” means an employee or director, eligible to participate in the Plan under Section 5 hereof, to whom an Option is granted under the Plan.

“Plan” means the 1991 Sonic Corp. Stock Option Plan, including any amendments to the Plan.

“Shares” means shares of the Company’s Common Stock, par value $0.01 per share, now or hereafter owned by the Company as treasury stock or authorized but unissued shares of the Company’s Common Stock, subject to adjustment as provided in the Plan.

“Subsidiary” means any corporation, now or hereafter existent, in which the Company owns, directly or indirectly, stock comprising fifty percent or more of the total combined voting power of all classes of stock of such corporation.

An Option shall be deemed “granted” under the Plan on the date on which the Committee, by appropriate action, awards the Option to a Participant, or on such subsequent date as the Committee may designate.

B.           As used herein, the masculine includes the feminine, the plural includes the singular, and the singular includes the plural.

3.           Plan Adoption and Term.

A.           The plan shall become effective upon its adoption by the Board, and Options may be issued upon such adoption and from time to time thereafter; provided, however,

that the Plan shall be submitted to the Company’s shareholders for their approval at the next annual meeting of shareholders, or prior thereto at a special meeting of shareholders expressly called for such purpose, or by a unanimous consent of all shareholders executed in writing; and provided further, that the approval of the Company’s shareholders shall be obtained within twelve months of the date of adoption of the Plan.  If the Plan is not approved at the annual meeting or special meeting by the affirmative vote of a majority of all shares entitled to vote upon the matter, or by unanimous written consent of all the stockholders, then the Plan and all Options then outstanding hereunder shall forthwith automatically terminate and be of no force and effect.

B.           Subject to the provisions hereinafter contained relating to amendment or discontinuance, the Plan shall continue in effect for ten years from the date of its adoption by the Board.  No Option may be granted hereunder after such ten-year period.

4.           Administration of the Plan.  The Plan shall be administered by the Committee, consisting of not less than three persons, who shall be directors of the Company, and who shall be appointed by the Board to serve at the pleasure of the Board.  Except as otherwise expressly provided in the Plan, the Committee shall have sole and final authority to interpret the provisions of the Plan and the terms of any Option issued under it and to promulgate and interpret such rules and regulations relating to the Plan and Options as it may deem necessary or desirable for the administration of the Plan.  Without limiting the foregoing, the Committee shall, subject to Section 6 and to the extent and in the manner contemplated herein, determine who shall receive Options under the Plan and how many Shares shall be subject to each such Option.  The Committee shall report to the Board the names of those granted Options and the terms and conditions of each Option granted by it.  The Committee may correct any defect in the Plan or any Option in the manner and to the extent it shall deem expedient to carry the Plan into effect and shall be the sole and final judge of such expediency.

No member of the Committee shall be liable for any action taken or omitted or any determination made by him in good faith relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the Plan, unless arising out of such person’s own fraud or bad faith.

5.           Eligibility.  The directors and any key employees of the Company and its Subsidiaries, who, in the opinion of the Committee, have a capacity for contributing in a substantial measure to the success of the Company and its Subsidiaries, shall be eligible to participate in the Plan.  No Options intended to qualify as Incentive Stock Options shall be granted under the Plan to any person who, before or after the grant or exercise of any Option, owns or would own, directly or indirectly, more than ten percent of the total combined voting power of all classes of stock of the Company, or any Subsidiary, or who is not an employee of the Company.

6.           Stock Subject to the Plan.  Subject to adjustment as provided in Section 13 hereof, Options may be issued pursuant to the Plan with respect to a number of Shares that, in the aggregate, does not exceed 5,610,000 Shares.  Options shall be issued at the discretion of the Committee; provided, however, that awards shall not be made to persons that have served on the Committee within one year of the date of such grant.  If, prior to the termination of the Plan, an

Option shall expire or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto shall again be available for the purposes of the Plan.

6A.           Option Exchange Offer.  Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company’s stockholders, the Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Options, be tendered to the Company in exchange for the issuance of a lesser amount of Options with a lower exercise price, provided that such one-time-only option exchange offer is commenced within six months of the date of such stockholder approval.

7.           Options.

A. All Options granted under the Plan shall be clearly identified either as Incentive Stock Options or as Nonqualified Stock Options.  All Options granted under the Plan shall be evidenced by an option certificate in such form, not inconsistent with the Plan, as the Committee may adopt for general use or for specific use from time to time.

B.           (i)           The aggregate Fair Market Value of Shares with respect to which Incentive Stock Options granted under the Plan are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company (and its parent and subsidiary corporations as those terms are used in Section 422A of the Code) shall not exceed $100,000.  Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.  To the extent that the aggregate Fair Market Value of Shares with respect to such Incentive Stock Options exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged.

(ii)           Subparagraph (i) of this Paragraph B shall be applied by taking Options into account in the order in which they were granted.

8.           Option Price.  The price per share at which Shares may be purchased pursuant to any Option granted under the Plan shall be not less than 100% of the Fair Market Value of a Share on the date the Option is granted.

9.           Duration of Options.  No Option granted hereunder shall be exercisable after the expiration of ten years from the date such Option was granted.  All Options shall be subject to earlier termination as provided elsewhere in the Plan.

10.           Conditions Relating to Exercise of Options.

A.           Unless otherwise provided by the Committee at the time of grant, the following percentage of Options (rounded up to the nearest whole number of Options) granted to Participants shall become exercisable on the following anniversaries of the date of grant:

Anniversary
of Grant Date	Percentage

First	33 1/3
Second	33 1/3
Third	33 1/3

Once exercisable, an Option may be exercised at any time prior to its expiration, cancellation or termination as provided in the Plan.  Partial exercise is permitted from time to time provided that no partial exercise of an Option shall be for a number of Shares having a purchase price of less than $1,000 or for a fractional number of Shares.

B.           Unless the Committee determines otherwise, no Option or amount payable under, or interest in, the Plan shall be transferable by a Participant except by will or the laws of descent and distribution or otherwise be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; provided, however, that the Committee may, in its discretion and subject to such terms and conditions as it shall specify, permit the transfer of an Option that is a NQSO for no consideration to a Participant's family members or to one or more trusts or partnerships established in whole or in part for the benefit of one or more of such family members (collectively, “Permitted Transferees”); and provided further that this sentence shall not preclude a Participant from designating a Beneficiary to receive the Participant's outstanding NQSO following the death of the Participant.  Any NQSO transferred to a Permitted Transferee shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.  During the lifetime of the Participant, an Option shall be exercisable only by the Participant or by a Permitted Transferee to whom such NQSO has been transferred in accordance with this Section 10.B.

C.           An Option shall be exercised by the delivery to the Company of a written notice signed by the Participant, which specifies the number of Shares with respect to which the Option is being exercised and the date of the proposed exercise.  Such notice shall be delivered to the Company’s principal office, to the attention of its Secretary, no less than three business days in advance of the date of the proposed exercise and shall be accompanied by the applicable option certificate evidencing the Option.  A Participant may withdraw such notice at any time prior to the close of business on the proposed date of exercise, in which case the option certificate evidencing the Option shall be returned to him.

D.           Payment for Shares purchased upon exercise of an Option shall be made at the time of exercise either in cash, by certified check or bank cashier’s check or in Shares owned by the Participant and valued at their Fair Market Value on the date of exercise, or partly in Shares with the balance in cash or by certified check or bank cashier’s check.  Any payment in

Shares shall be effected by their delivery to the Secretary of the Company, endorsed in blank or accompanied by stock powers executed in blank.

E.           Certificates for Shares purchased upon exercise of Options shall be issued and delivered as soon as practicable following the date the Option is exercised.  Certificates for Shares purchased upon exercise of Options shall be issued in the name of the Participant.

F.           Notwithstanding any other provision in the Plan, no Option may be exercised unless and until the Shares to be issued upon the exercise thereof have been registered under the Securities Act of 1933 and applicable state securities laws, or are, in the opinion of counsel to the Company, exempt from such registration.  Prior to the occurrence of a Change in Control, the Company shall not be under any obligation to register under applicable federal or state securities laws any Shares to be issued upon the exercise of an Option granted hereunder, or to comply with an appropriate exemption from registration under such laws in order to permit the exercise of an Option and the issuance and sale of the Shares subject to such Option.  If the Company chooses to comply with such an exemption from registration, the Shares issued under the Plan may, at the direction of the Committee, bear an appropriate restrictive legend restricting the transfer or pledge of the Shares represented thereby, and the Committee may also give appropriate stop-transfer instructions to the transfer agent to the Company.  On or after the occurrence of a Change in Control, the Company shall be under an obligation to register under applicable federal or state securities law any Shares to be issued upon the exercise of an Option granted hereunder, or to comply with an appropriate exemption from registration under rules and regulations promulgated by the Securities and Exchange Commission in order to permit the exercise of an Option and the issuance and sale of the Shares subject to such Option.

G.           Any person exercising an Option or transferring or receiving Shares shall comply with all regulations and requirements of any governmental authority having jurisdiction over the issuance, transfer, or sale of capital stock of the Company, and as a condition to receiving any Shares, shall execute all such instruments as the Company in its sole discretion may deem necessary or advisable.

H.           Notwithstanding Paragraph A of this Section 10, the Committee may, in its sole discretion, accelerate the date on which any Option granted under the Plan, and outstanding at such time, shall become exercisable.

I.           Notwithstanding Paragraph A of this Section 10, upon the occurrence of a Change in Control any Option granted under the Plan and outstanding at such time shall become fully and immediately exercisable and shall remain exercisable until its expiration or termination as provided in the Plan.  Notwithstanding the foregoing, in the case of a Participant who is subject to the provisions of Section 16(b) of the Exchange Act, any Option that would otherwise become exercisable on a date that is not more than six months after the date such Option was granted shall instead become exercisable on the first day following the close of such six month period.

J.           In the event of termination of a Participant’s directorship or employment by reason of such Participant’s “Retirement,” as hereafter defined, any outstanding Option held by such Participant shall be or immediately become fully exercisable as to the total number of Shares subject thereto (whether or not exercisable to that extent prior to such date) and shall remain so exercisable but only for a period of three years after commencement of such Retirement, at the end of which time it shall terminate (unless such Option expires earlier by its terms).  “Retirement” is defined as: (i) if the Participant is an employee, the Participant’s termination of employment with the Company after the Participant has both reached the age of 65 and served as an employee of the Company or any Subsidiary for ten consecutive years; and (ii) if the Participant is a director, the Participant’s termination of service on the Board of Directors of the Company after the Participant has both reached the age of 65 and provided ten consecutive years of service as a director of the Company.  In the event of termination of a Participant’s directorship or employment by reason of such Participant’s retirement under conditions not satisfying the definition of “Retirement” set forth above (but, in the case of an employee, in accordance with an applicable retirement plan), any outstanding Option held by such Participant shall be or immediately become fully exercisable as to the total number of Shares subject thereto (whether or not exercisable to that extent prior to such date) and shall remain so exercisable but only for a period of three months after commencement of such retirement, at the end of which time it shall terminate (unless such Option expires earlier by its terms).

K.  In the event of termination of a Participant’s directorship or employment by reason of such Participant’s disability within the meaning of Section 22(e)(3) of the Code, any outstanding Option held by such Participant shall be or immediately become fully exercisable as to the total number of Shares subject thereto (whether or not exercisable to that extent prior to such date) and shall remain so exercisable but only for a period of three years after such date, at the end of which time it shall terminate (unless such Option expires earlier by its terms).

L.  In the event of the death of any Participant (including death during an approved leave of absence or following a Participant’s retirement or disability),  any Option then held by him which shall not have lapsed or terminated prior to his death shall be or immediately become fully exercisable by the executors, administrators, legatees, or distributees of his estate, as may be appropriate, as to the total number of Shares subject thereto (whether or not exercisable to that extent prior to such date) and shall remain so exercisable but only for a period of three years after death, at the end of which time it shall terminate (unless such Option expires earlier by its terms).

M.           In the event of the termination of the Participant's employment otherwise than as described in Sections 10(J), (K) and (L), any outstanding Option held by such Participant may be exercised during the thirty day period following the date of termination to the extent such Option was vested and not already exercised as of the date of termination.  The Committee shall have discretion to determine (a) if an authorized leave of absence, or absence in military or government service, shall constitute termination of employment for purposes of the Plan, (b) whether a Participant has ceased to be employed by the Company or any Subsidiary, as appropriate, and (c) the effective date on which such employment terminated.

11.           No Employment Rights.  Nothing contained in the Plan or any Option shall confer upon any Participant any right with respect to the continuation of his tenure as a director of, or employment by, the Company or interfere in any way with the right of the Company's shareholders or the Board, subject to the terms of any separate employment agreement to the contrary, at any time, to terminate such tenure or employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Option.

12.           Rights of a Shareowner.  No person shall have any rights with respect to any Shares covered by or relating to any grant hereunder of an Option until the date of issuance of a certificate to him evidencing such Shares.  Except as otherwise expressly provided in the Plan, no adjustment to any Option shall be made for dividends or other rights for which the record date occurs prior to the date such certificate is issued.

13.           Adjustment Upon Changes in Capital Stock.

A.           If the capital stock of the Company shall be subdivided or combined, whether by reclassification, stock dividend, stock split, reverse stock split or other similar transaction, then the number of Shares authorized under the Plan, the number of Shares then subject to or relating to unexercised Options granted hereunder and the exercise price per Share will be adjusted proportionately.  A stock dividend shall be treated as a subdivision of the whole number of Shares outstanding immediately prior to such dividend into a number of Shares equal to such whole number of Shares so outstanding plus the number of Shares issued as a stock dividend.

B.           In the case of any capital reorganization or any reclassification of the capital stock of the Company (except pursuant to a transaction described in Paragraph A of this Section 13) (a “Reorganization”), appropriate adjustment may be made by the Committee in the number and class of shares authorized to be issued under the Plan and the number and class of shares subject to or relating to Options awarded under the Plan and outstanding at the time of such Reorganization.

C.           Each Participant will be notified of any adjustment made pursuant to this Section 13 and any such adjustment, or the failure to make such adjustment, shall be binding on the Participant.

D.           Except as expressly set forth herein, the number and kind of Shares subject to Options awarded under the Plan, and the exercise prices of any such Options, shall not be affected by any transaction (including, without limitation, any merger, recapitalization, stock split, stock dividend, issuance of stock or similar transaction) affecting the capital stock of the Company and no Participant shall be entitled to any additional Options on account thereof.

14.           Withholding Taxes.

A.           Whenever Shares are to be issued upon the exercise of an Option, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, prior to the delivery of any certificate or certificates for such Shares.

B.           Notwithstanding Paragraph A of this Section 14, at the election of a Participant, subject to the approval of the Committee, when Shares are to be issued upon the exercise of an Option, the Participant may tender to the Company a number of Shares, or the Company shall withhold a number of such Shares, the Fair Market Value of which is sufficient to satisfy the federal, state and local tax requirements, if any, attributable to such exercise or occurrence.  The Committee hereby grants its approval to any election made pursuant to this Paragraph B, but reserves the right, in its absolute discretion, to withdraw such approval in the case of any such election effective upon its delivery of notice thereof to the Participant.

15.           Amendment of the Plan.

A.           The Board or the Committee may at any time and from time to time suspend, discontinue, modify or amend the Plan in any respect whatsoever except that neither the Board nor the committee may suspend, discontinue, modify or amend the Plan so as to adversely affect the rights of a Participant with respect to any grants that have theretofore been made to such Participant without such Participant’s approval.

B.           No amendment to or modification of the Plan which: (i) materially increases the benefits accruing to Participants; (ii) except as provided in Sections 6 and 13 hereof, increases the number of Shares that may be issued under the Plan; or (iii) modifies the requirements as to eligibility for participation under the Plan shall be effective without shareholder approval.

16.           Miscellaneous.

A.           It is expressly understood that the Plan grants powers to the Committee but does not require their exercise; nor shall any person, by reason of the adoption of the Plan, be deemed to be entitled to the grant of any Option; nor shall any rights be deemed to accrue under the Plan except as Options may be granted hereunder.

B.           All rights hereunder shall be governed by and construed in accordance with the laws of Oklahoma.

C.           All expenses of the Plan, including the cost of maintaining records, shall be borne by the Company.